Exhibit 99.1

Airgas Announces Redemption of 3.25% Notes Due October 2015

RADNOR, PA.—(BUSINESS WIRE)—August 13, 2015—Airgas, Inc. (NYSE: ARG) today announced it has elected to redeem all $250 million of its outstanding 3.25% Notes maturing in October 2015. The notes will be redeemed in full on September 14, 2015, at a price of 100%.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is one of the nation’s leading suppliers of industrial, medical and specialty gases, and hardgoods, such as welding equipment and related products. Airgas is a leading U.S. producer of atmospheric gases with 16 air separation plants, a leading producer of carbon dioxide, dry ice, and nitrous oxide, one of the largest U.S. suppliers of safety products, and a leading U.S. supplier of refrigerants, ammonia products, and process chemicals. Approximately 17,000 associates work in more than 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also markets its products and services through e-Business, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

Forward-Looking Statements

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, expectations that the redemption of $250 million in aggregate principal amount of the 3.25% notes in full will occur on September 14, 2015. Forward-looking statements also include any statement that is not based on historical fact, including statements containing the words “believes,” “may,” “plans,” “will,” “could,” “should,” “estimates,” “continues,” “anticipates,” “intends,” “expects,” and similar expressions. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in the Company’s press release announcing its most recent quarterly earnings, as well as other factors described in the Company’s reports, including its Form 10-K for the year ended March 31, 2015, subsequent Form 10-Q for the quarter ended June 30, 2015, and other Forms filed by the Company with the Securities and Exchange Commission.

Investor Contact:

Joseph Marczely

610-263-8277

joseph.marczely@airgas.com

Media Contact:

Sarah Boxler

610-263-8260

sarah.boxler@airgas.com